Exhibit 99.1

Fathom Holdings Announces $5 Million Convertible Note Private Placement to Accelerate Agent and Transaction Growth

CARY, NC, September 26, 2024 – Fathom Holdings Inc. (Nasdaq: FTHM) (“Fathom” or the “Company”), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings for brokerages and agents, has entered into a securities purchase agreement, under which the Company sold and issued senior secured convertible promissory notes in aggregate principal amount of $5 million (the “Notes”) to an existing shareholder, who owns more than 5% of Fathom’s common stock, and the chairman of the Company’s Board of Directors.

Interest on the Notes will be paid quarterly commencing on October 1, 2025, in cash on the principal amount at a rate which fluctuates every calendar month and is equal to (i) the monthly average Secured Overnight Financing Rate (SOFR) plus (ii) 4% per annum, subject to certain adjustments and a minimum rate of 8%. The Notes have a conversion price of $4.25 per share of common stock, representing an initial conversion premium of approximately 85% above the last reported sale price of Fathom’s common stock on September 26th, 2024. The Notes will mature on October 1st, 2026, unless repurchased or converted in accordance with their terms prior to such date.

Fathom intends to use the net proceeds from the private placement to accelerate agent and transaction growth.

“This capital allows us to fast-track our plans for agent and transaction growth, focusing on targeted walkovers and acquisitions,” said Fathom CEO Marco Fregenal. “The demand for our revenue share model across both agent fee plans highlights our momentum, and this investment affirms our shareholders' belief in our direction.”

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any states’ securities laws and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of Fathom in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including liquidity risk and the possibility the Company might have to raise more money, including to service payments on the Notes; risks related to acquisitions and the integration of acquisition; risks related to general economic conditions, including interest rates; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the other risk factors set forth from time to time in our SEC filings, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Matt Glover and Clay Liolios
Gateway Group, Inc.
949-574-3860
FTHM@gatewayir.com